Exhibit (a)(1)(D)
Offer to Purchase for Cash
by
EMMIS COMMUNICATIONS CORPORATION
of
Up to 20,250,000 Shares of its Class A Common Stock
At a Purchase Price Not Greater Than $19.75 nor Less Than $17.25 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 13, 2005, UNLESS THE OFFER IS EXTENDED.
May 16, 2005
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been appointed by Emmis Communications Corporation, an Indiana corporation (“Emmis”), to act as Dealer Managers in connection with its offer to purchase for cash up to 20,250,000 shares of its Class A common stock, $0.01 par value per share (the “Class A common stock”), at a price, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest, not greater than $19.75 nor less than $17.25 per share, specified by such shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 16, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of Class A common stock registered in your name or in the name of your nominee.
      Enclosed with this letter are copies of the following documents:

1. Offer to Purchase dated May 16, 2005;

2. Letter of Transmittal for your use in accepting the Offer and tendering shares of Class A common stock and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold shares of Class A common stock in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to shares of Class A common stock;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

6. Return envelope addressed to Wachovia Bank, N.A. as the Depositary; and

7. Letter to shareholders from the Chief Executive Officer of Emmis.
      Certain conditions to the Offer are described in Section 7 of the Offer to Purchase.
      We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, June 13, 2005, unless the offer is extended.
      In all cases, payment for shares of Class A common stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for shares of Class A common stock or book-entry confirmations with respect to shares of Class A common stock are actually received by the depositary. Under no circumstances will interest be paid on the purchase price of the shares of Class A common stock regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.
      Emmis will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares of Class A common stock pursuant to the Offer. However, Emmis will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.
      Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.
Very truly yours,

Banc of America Securities LLC	Deutsche Bank Securities Inc.
Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of Emmis, the Depositary, the Dealer Managers, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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